WSFS Bank Center	WSFS Bank Place	1
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Andrew Basile
(302) 504-9857; abasile@wsfsbank.com
April 25, 2024	Media Contact: Kyle Babcock
(215) 864-1795; kbabcock@wsfsbank.com

WSFS REPORTS 1Q 2024 ROA OF 1.28% AND EPS OF $1.09;
ANNUALIZED LOAN GROWTH OF 7%;
REFLECTS BALANCE SHEET STRENGTH AND DIVERSE BUSINESS MODEL

Wilmington, DE — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the first quarter of 2024.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	1Q 2024	4Q 2023	1Q 2023
Net interest income	$175.3	$178.1	$182.5
Fee revenue	75.9	87.2	63.1
Total net revenue	251.1	265.3	245.7
Provision for credit losses	15.1	24.8	29.0
Noninterest expense	149.1	147.6	133.0
Net income attributable to WSFS	65.8	63.9	62.4
Pre-provision net revenue (PPNR)(1)	102.1	117.7	112.6
Earnings per share (EPS) (diluted)	1.09	1.05	1.01
Return on average assets (ROA) (a)	1.28%	1.25%	1.27%
Return on average equity (ROE) (a)	10.7	11.1	11.2
Fee revenue as % of total net revenue	30.2	32.8	25.6
Efficiency ratio	59.3	55.6	54.0
See “Notes”
GAAP results for the quarterly periods shown included items that are excluded from core results. Below is a summary of the financial effects of these items. Refer to the "Non-GAAP Reconciliation" at the end of the press release for further detail.

	1Q 2024		4Q 2023		1Q 2023
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Fee revenue	$(0.6)	$(0.01)	$9.2	$0.11	$(0.6)	$(0.01)
Noninterest expense	1.5	0.02	7.9	0.09	—	—
Income tax(2)	(0.5)	(0.01)	7.1	0.12	(0.1)	—

(1) As used in this press release, PPNR is a non-GAAP financial measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision for credit losses. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(2) Income tax impacts are presented on an after-tax basis.

WSFS Bank Center	WSFS Bank Place	2
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
CEO Commentary
Rodger Levenson, Chairman, CEO and President, said, "Despite a challenging operating environment, we are pleased to report first quarter earnings of a core EPS(3) of $1.11 and accompanying core ROA(3) of 1.31%. Our results were highlighted by annualized loan growth of 7% across both Commercial and Consumer business lines and continued solid, diversified core fee revenue(3) of $76.5 million. Deposit levels remained essentially flat excluding the reduction of corporate trust deposits, which can vary from quarter to quarter, and the net interest margin of 3.84% reflects continued competitive market conditions.
"Overall asset quality metrics remained stable and included reductions in both NPAs and net charge-offs. In light of the continued uncertain economic and interest rate environment, we remain very focused on prudently strengthening our balance sheet. This includes ongoing proactive credit risk management and a continued build of our ACL reserves which stood at 1.48% of total loans and leases at quarter end. Bank capital levels remain strong with CET1 at 14.00% and total risk based capital at 15.25% and above "well-capitalized" including the full impact of AOCI.
"During the quarter, we were honored to be named a recipient of both the Gallup Exceptional Workplaces for the eighth time since 2016 and Forbes America's Best Banks 2024. These recognitions are a direct result of our over 2,200 associates who continue to live our mission of 'We Stand for Service'."

(3) As used in this press release, core EPS, core ROA and core fee revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	3
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Highlights for 1Q 2024:
•Core EPS was $1.11 compared to $1.15 for 4Q 2023.
•Core ROA was 1.31% compared to 1.36% for 4Q 2023.
•Gross loan growth of 2% (7% annualized) from 4Q 2023 driven primarily by growth across the commercial portfolio and our consumer partnership with Spring EQ (home equity loans).
•Customer deposits decreased by $235.2 million, or 1% (6% annualized) for the quarter, primarily driven by a $207.4 million decrease in expected trust deposit activity and $81.9 million from a short-term commercial deposit.
•Core fee revenue (noninterest income) of $76.5 million, a decrease of $1.5 million, or 2% (not annualized), compared to 4Q 2023, primarily due to lower income from our equity position in Spring EQ, which was sold in 4Q 2023.
•Net interest margin of 3.84% compared to 3.99% for 4Q 2023, reflects lagging increases in deposit pricing following rate hikes in 2023.
•Total net credit costs were $16.2 million, down from $25.4 million for 4Q 2023 due to lower provision on our NewLane and Upstart portfolios.
•WSFS Bank capital ratios remain significantly above "well-capitalized" levels, with total risk-based capital of 15.25% and Common Equity Tier 1 of 14.00%.
•WSFS repurchased 492,368 shares of common stock at an average price of $42.62 per share, totaling an aggregate of $21.0 million. The Board of Directors also approved a quarterly cash dividend of $0.15 per share.
•Tangible common book value (TBV) per share(4) increased by $0.19 to $24.52
•Recorded a $1.3 million expense for the FDIC Special Assessment as a result of the FDIC's revised estimated losses related to the closures of certain banks in 2023.

(4) As used in this press release, TBV per share is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	4
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
First Quarter 2024 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at March 31, 2024 compared to December 31, 2023 and March 31, 2023:

Loans and Leases
(Dollars in millions)	March 31, 2024		December 31, 2023		March 31, 2023
Commercial & industrial (C&I)	$4,489	35%	$4,443	35%	$4,443	37%
Commercial mortgage	3,877	30	3,801	30	3,473	29
Construction	1,056	8	1,036	8	1,024	8
Commercial small business leases	634	5	624	5	577	5
Total commercial loans and leases	10,056	78	9,904	78	9,517	79
Residential mortgage	888	7	882	7	801	6
Consumer	2,066	17	2,012	16	1,868	16
Gross loans and leases	13,010	102%	12,798	101%	12,186	101%
ACL	(193)	(2)	(186)	(1)	(169)	(1)
Net loans and leases	$12,817	100%	$12,612	100%	$12,017	100%
At March 31, 2024, WSFS’ gross loan and lease portfolio increased $212.0 million, or 2% (7% annualized), when compared with December 31, 2023 primarily due to increases of $75.7 million in commercial mortgage, $53.7 million in consumer loans (primarily from Spring EQ home equity loans) and $45.5 million in C&I.
The C&I portfolio (including owner-occupied real estate) continued to be our largest portfolio at 35% of net loans and leases. Additionally, our total commercial loan and lease portfolio continues to represent a majority of our lending portfolio at 78% of net loans and leases.
Gross loans and leases at March 31, 2024 increased $823.9 million, or 7%, when compared with March 31, 2023. The increase was driven by increases of $403.8 million in commercial mortgage, $197.4 million in consumer loans (primarily from Spring EQ home equity loans), $87.0 million in residential mortgage, $57.2 million in commercial small business leases, and $45.8 million in C&I.

WSFS Bank Center	WSFS Bank Place	5
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
The following table summarizes customer deposit balances and composition at March 31, 2024 compared to December 31, 2023 and March 31, 2023:

Customer Deposits
(Dollars in millions)	March 31, 2024		December 31, 2023		March 31, 2023
Noninterest demand	$4,653	29%	$4,917	30%	$5,299	33%
Interest-bearing demand	2,856	18	2,936	18	3,159	20
Savings	1,577	10	1,610	10	1,967	13
Money market	5,206	31	5,175	31	4,002	25
Total core deposits	14,292	88	14,638	89	14,427	91
Customer time deposits	1,895	12	1,784	11	1,453	9
Total customer deposits	$16,187	100%	$16,422	100%	$15,880	100%
Total customer deposits decreased $235.2 million, or 1% (6% annualized), when compared with December 31, 2023, primarily driven by a $207.4 million decrease in expected trust deposit activity and $81.9 million from a short-term commercial deposit.
Customer deposits increased by $306.8 million from March 31, 2023 primarily due to short-term deposit increases in the Wealth and Trust business lines.
Our deposit base remains highly diverse, with more than half of our customer deposits, or 52%, coming from our Commercial, Small Business, Wealth and Trust business lines. The loan-to-deposit ratio(5) was 79% at March 31, 2024, reflecting continued capacity to fund future loan growth.
Core deposits were a strong 88% of total customer deposits. While customer deposits continue to shift into higher interest-bearing accounts, no- and low-cost checking accounts represented 47% of total customer deposits at March 31, 2024, with a weighted average cost of 39bps for the quarter.

(5) Ratio of net loans and leases to total customer deposits.

WSFS Bank Center	WSFS Bank Place	6
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Net Interest Income

	Three Months Ending
(Dollars in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Net interest income before purchase accretion	$173.1	$174.8	$179.1
Purchase accounting accretion	2.2	3.3	3.4
Net interest income	$175.3	$178.1	$182.5

Net interest margin before purchase accretion	3.79%	3.92%	4.17%
Purchase accounting accretion	0.05	0.07	0.08
Net interest margin	3.84%	3.99%	4.25%
Net interest income decreased $2.8 million, or 2% (not annualized), compared to 4Q 2023 and decreased $7.3 million, or 4%, compared to 1Q 2023, primarily driven by lagging increases in deposit pricing following rate hikes in 2023.
Total loan yields were 7.02%, and remained flat when compared to 4Q 2023. Total customer deposit costs were 1.79%, an increase of 17bps compared to 4Q 2023 and customer interest-bearing deposit costs were 2.55%, an increase of 20bps compared to 4Q 2023.
Net interest margin decreased 15bps from 4Q 2023 and decreased 41bps from 1Q 2023, primarily due to the reasons noted above.

WSFS Bank Center	WSFS Bank Place	7
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Asset Quality
The following table summarizes asset quality metrics as of and for the period ended March 31, 2024 compared to December 31, 2023 and March 31, 2023.

(Dollars in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Problem assets(6)	$573.2	$555.7	$416.7
Nonperforming assets	67.2	75.8	33.1
Delinquencies	104.5	101.9	100.5
Net charge-offs	8.6	14.7	11.7
Total net credit costs (recoveries) (r)	16.2	25.4	29.0
Problem assets to total Tier 1 capital plus ACL	23.42%	23.44%	18.65%
Classified assets to total Tier 1 capital plus ACL	17.56	17.29	15.38
Ratio of nonperforming assets to total assets	0.33	0.37	0.16
Delinquencies to gross loans (n)	0.81	0.80	0.83
Ratio of quarterly net charge-offs to average gross loans	0.27	0.46	0.40
Ratio of allowance for credit losses to total loans and leases (q)	1.48	1.46	1.39
Ratio of allowance for credit losses to nonaccruing loans	292	251	528
See “Notes”
Overall asset quality metrics remained stable and reflect continued credit normalization from prior favorable levels. Problem assets to total Tier 1 capital plus ACL ratio of 23.42% decreased 2bps from December 31, 2023. Delinquencies of $104.5 million or 81bps of gross loans increased $2.6 million, or 1bps compared to December 31, 2023.
Nonperforming assets decreased $8.6 million, or 4bps of total assets, compared to December 31, 2023 driven by the resolution of two nonperforming C&I loans. Net charge-offs decreased $6.0 million to $8.6 million, or 0.27% (annualized) of average gross loans during the quarter, due to lower charge-offs in our C&I and Construction portfolios. Excluding NewLane and Upstart, net charge-offs were a net recovery of $0.8 million.
Total net credit costs were $16.2 million in the quarter compared to $25.4 million in 4Q 2023, primarily due to lower provision on our NewLane and Upstart portfolios. The ACL was $192.6 million as of March 31, 2024, an increase of $6.5 million from December 31, 2023. The ACL coverage ratio was 1.48%, an increase of 2bps from December 31, 2023. The increase in ACL from the prior quarter was primarily due to specific reserves for two nonperforming C&I relationships.

(6) Problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	WSFS Bank Place	8
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Fee Revenue
Fee business, including Wealth Management, Cash Connect®, capital markets and mortgage banking, continue to perform well, as expected, and reflect the investments we are making to diversify our fee businesses. Core fee revenue (noninterest income) decreased $1.5 million, or 2% (not annualized), compared to 4Q 2023 to $76.5 million, resulting from $3.5 million of lower income from our equity position in Spring EQ, which was sold in 4Q 2023. Excluding the impact from Spring EQ, fee revenue increased, mainly due to an additional $3.3 million in Cash Connect® driven by ATM vault cash units added during the fourth quarter of 2023.
Core fee revenue increased $12.8 million, or 20%, compared to 1Q 2023. The increase was primarily driven by $8.2 million from Cash Connect® due to the addition of ATM vault cash units during the fourth quarter of 2023 and the higher rate environment and $2.3 million from our Wealth and Trust business lines.
For 1Q 2024, our core fee revenue ratio(7) was 30.3% compared to 30.4% in 4Q 2023 and 25.8% in 1Q 2023. Fee revenue is a competitive differentiator providing a well-diversified source of revenue with further growth opportunities expected across all sources.

(7) As used in this press release, core fee revenue ratio is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	9
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Noninterest Expense(8)
Core noninterest expense of $147.6 million increased $7.8 million, or 6% (not annualized), compared to 4Q 2023. Core noninterest expenses included a one-time benefit of approximately $3.2 million in 1Q 2024, reflecting lower actual incentive payments made for 2023 and $3.9 million of net favorable one-time adjustments in 4Q 2023 related to certain employee benefit plan valuations that were partially offset by accelerated costs associated with the closure of a branch. Excluding these nonrecurring items, expenses increased $7.2 million over the prior quarter. The increase was mostly due to Cash Connect® external funding costs, which increased $5.2 million from $8.3 million to $13.5 million compared to 4Q 2023. The remainder of the increase in expenses for the quarter was primarily driven by higher 401(k) expense and payroll taxes associated with annual incentive payouts made during the first quarter.
Core noninterest expense increased $14.5 million, or 11%, compared to 1Q 2023. The increase was primarily due to $7.7 million from Cash Connect® external funding costs, $3.0 million in salaries and benefits, $1.1 million in loan workout and OREO expenses, and $1.1 million in uninsured losses.
Our core efficiency ratio(8) was 58.6% in 1Q 2024, compared to 54.5% in 4Q 2023 and 53.9% in 1Q 2023.
Income Taxes
We recorded a $21.2 million income tax provision in 1Q 2024, compared to $29.4 million in 4Q 2023 and $20.9 million in 1Q 2023.
The effective tax rate was 24.4% in 1Q 2024 compared to 31.6% in 4Q 2023 and 25.0% in 1Q 2023. The decrease in effective tax rate for 1Q 2024 compared to 4Q 2023 was primarily driven by the surrender of BOLI policies during the prior quarter.

(8) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	10
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Capital Management
Capital levels remain strong and are all substantially in excess of the “well-capitalized” regulatory benchmarks at March 31, 2024 with WSFS Bank’s Tier 1 leverage ratio of 11.14%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 14.00%, and Total Risk-based capital ratio of 15.25%.
WSFS’ total stockholders’ equity decreased $4.2 million, or less than 1% (not annualized), during 1Q 2024. The decrease was primarily due to a decrease in accumulated other comprehensive income (AOCI) of $42.9 million driven by market-value decreases on investment securities and capital returns of $30.1 million to stockholders, comprising $21.0 million from share repurchases and $9.1 million from quarterly dividends and was partially offset by quarterly earnings of $65.8 million.
WSFS’ tangible common equity(9) increased $0.1 million, or less than 1% (not annualized), compared to December 31, 2023 primarily due to scheduled amortization of intangibles offset by the reasons described above. WSFS’ common equity to assets ratio was 12.02% and our tangible common equity to tangible assets ratio(9) was 7.52% at March 31, 2024, both essentially flat compared to the prior quarter.
At March 31, 2024, book value per share was $41.17, an increase of $0.24, or 1% (not annualized), from December 31, 2023, and tangible common book value per share(9) was $24.52, an increase of $0.19, or 1% (not annualized), from December 31, 2023.
During 1Q 2024, WSFS repurchased 492,368 shares of common stock for an aggregate of $21.0 million. As of March 31, 2024, WSFS has 4,849,225 shares, or approximately 8% of outstanding shares, remaining to repurchase under its current authorizations. For the year, total capital returned to stockholder through share repurchases and quarterly dividends was $30.1 million.
The Board of Directors approved a quarterly cash dividend of $0.15 per share of common stock. This dividend will be paid on May 24, 2024 to stockholders of record as of May 10, 2024.

(9) As used in this press release, tangible common equity, tangible common equity to tangible assets ratio and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	11
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, credit and deposit products to individual, corporate, and institutional clients.

Selected quarterly performance results and metrics are as follows:

(Dollars in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Net interest income	$19.7	$18.3	$17.9
Provision for (recovery of) credit losses	0.3	(0.1)	1.3
Fee revenue	33.5	36.0	30.9
Noninterest expense(10)	26.4	26.9	24.2
Pre-tax income	26.5	27.5	23.4
Performance Metrics
Trust fee revenue (Institutional Services and BMT of DE)	$17.8	$20.9	$17.0
Private wealth management fee revenue	14.8	14.5	13.1
AUM/AUA(11) (12)	80,464	78,087	65,562
Wealth Management pre-tax income decreased $1.0 million, or 4% (not annualized) compared to 4Q 2023.
Fee revenue decreased $2.5 million from 4Q 2023, primarily due to an adjustment to deferred revenue in Institutional Services and seasonally lower activity at Bryn Mawr Trust of Delaware. Net interest income increased $1.3 million as average trust deposits were higher by $92.6 million compared to 4Q 2023. Total noninterest expense decreased $0.6 million compared to 4Q 2023 driven by lower technology-related expenses.
Wealth Management pre-tax income increased $3.1 million compared to 1Q 2023. Fee revenue increased $2.6 million, or 8%, compared to 1Q 2023 due to AUM growth in Private Wealth Management including the Rehoboth expansion and account growth in Institutional Services. Net interest income increased $1.7 million.
Net AUM of $8.9 billion at the end of 1Q 2024 increased $0.3 billion, or 4% (not annualized), compared to 4Q 2023, and increased $1.0 billion, or 12%, compared to 1Q 2023. AUM balances over the period benefited primarily from positive returns in broader equity markets.

(10) Includes intercompany allocation of expense.
(11) Represents Assets Under Management and Assets Under Administration.
(12) AUM/AUA as of December 31, 2023 reflects a correction to the computation of AUA that reduces the previously reported AUM/AUA balance by $6.3 billion to $78.1 billion.

WSFS Bank Center	WSFS Bank Place	12
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States, servicing non-bank ATMs and smart safes nationwide and supporting ATMs for WSFS Bank Customers with one of the largest branded ATM networks in our region.

Selected quarterly financial results and metrics are as follows:

(Dollars in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Net revenue(13)	$24.1	$19.0	$15.5
Noninterest expense(14)	23.3	17.4	14.8
Pre-tax income	0.8	1.6	0.6
Performance Metrics
Cash managed	$1,992	$1,867	$1,698
Number of serviced non-bank ATMs and smart safes	46,031	41,695	34,067
Number of WSFS owned and branded ATMs	583	590	691
ROA	0.83%	1.17%	0.45%
Cash Connect® net revenue increased $5.1 million from 4Q 2023 driven by ATM vault cash units added during the quarter. Noninterest expense increased $6.0 million due to higher funding cost associated with the shift toward external funding and non-recurring onboarding costs for the additional units. As a result, pre-tax income decreased $0.8 million and ROA decreased 34bps to 0.83% compared to 4Q 2023.
Net revenue increased $8.6 million compared to 1Q 2023 due to the added units described above. Noninterest expense increased $8.5 million due to the reasons described above. Pre-tax income was essentially flat compared to 1Q 2023. ROA increased 38bps to 0.83% compared to 1Q 2023 due to a higher proportion of external funding.
During 1Q 2024, Cash Connect® added 4,336 serviced non-bank ATMs as a result of a large industry participant exiting their ATM cash vault business. Cash Connect® is targeting additional unit growth opportunities in 2024 as a result of the factor mentioned above.

(13) Includes intercompany allocation of income and net interest income.
(14) Includes intercompany allocation of expense.

WSFS Bank Center	WSFS Bank Place	13
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
First Quarter 2024 Earnings Release Conference Call
Management will conduct a conference call to review 1Q 2024 results at 1:00 p.m. Eastern Time (ET) on Friday, April 26, 2024. Interested parties may access the conference call live on our Investor Relations website (https://investors.wsfsbank.com). For those who cannot access the live conference call, a replay will be accessible shortly after the event concludes through our Investor Relations website.
About WSFS Financial Corporation
WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and trust company in the Greater Philadelphia and Delaware region. As of March 31, 2024, WSFS Financial Corporation had $20.6 billion in assets on its balance sheet and $80.5 billion in assets under management and administration. WSFS operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (57), Delaware (40), New Jersey (14), Florida (1), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	WSFS Bank Place	14
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Forward-Looking Statements
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally and in financial markets, particularly in the markets in which the Company operates and in which its loans are concentrated, including difficult and unfavorable conditions and trends related to housing markets, costs of living, unemployment levels, interest rates, supply chain issues, inflation, and economic growth; the impacts related to or resulting from bank failures and other economic and industry volatility, including potential increased regulatory requirements and costs and potential impacts to macroeconomic conditions; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio, which could impact market confidence in the Company’s operations; possible additional loan losses and impairment of the collectability of loans; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; , the credit risk associated with the substantial amount of commercial real estate, commercial and industrial, and construction and land development loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; the success of the Company's growth plans; failure of the financial and/or operational controls of the Company's Cash Connect® and/or Wealth Management segments; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, armed conflicts, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in market valuations and/or the speed of prepayments of mortgage-backed securities (MBS) due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; any compounding effects or unexpected interactions of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	WSFS Bank Place	15
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Interest income:
Interest and fees on loans	$224,703	$224,760	$193,724
Interest on mortgage-backed securities	25,897	26,245	27,526
Interest and dividends on investment securities	2,184	2,184	2,237
Other interest income	8,838	4,042	2,896
	261,622	257,231	226,383
Interest expense:
Interest on deposits	72,795	67,319	35,192
Interest on Federal Home Loan Bank advances	308	213	3,371
Interest on senior and subordinated debt	2,449	2,455	2,573
Interest on trust preferred borrowings	1,756	1,782	1,555
Interest on other borrowings	9,036	7,335	1,160
	86,344	79,104	43,851
Net interest income	175,278	178,127	182,532
Provision for credit losses	15,138	24,816	29,011
Net interest income after provision for credit losses	160,140	153,311	153,521
Noninterest income:
Credit/debit card and ATM income	19,669	17,058	13,361
Investment management and fiduciary revenue	32,928	35,475	30,476
Deposit service charges	6,487	6,543	6,039
Mortgage banking activities, net	1,647	1,119	1,122
Loan and lease fee income	1,523	1,535	1,372
Unrealized gain (loss) on equity investment, net	—	338	(4)
Realized gain on sale of equity investment, net	—	9,493	—
Bank-owned life insurance income	1,200	675	1,510
Other income	12,403	14,969	9,251
	75,857	87,205	63,127
Noninterest expense:
Salaries, benefits and other compensation	75,806	69,524	72,849
Occupancy expense	9,479	12,115	10,408
Equipment expense	10,692	11,077	9,792
Data processing and operations expense	3,660	4,692	4,724
Professional fees	4,481	6,031	4,439
Marketing expense	1,782	1,984	1,716
FDIC expenses	3,982	7,908	2,582
Loan workout and other credit costs	1,071	560	(55)
Corporate development expense	208	282	740
Restructuring expense	—	557	(761)
Other operating expenses	37,911	32,916	26,611
	149,072	147,646	133,045
Income before taxes	86,925	92,870	83,603
Income tax provision	21,202	29,365	20,941
Net income	65,723	63,505	62,662
Less: Net (loss) income attributable to noncontrolling interest	(38)	(403)	258
Net income attributable to WSFS	$65,761	$63,908	$62,404
Diluted earnings per share of common stock:	$1.09	$1.05	$1.01
Weighted average shares of common stock outstanding for fully diluted EPS	60,521,951	60,772,603	61,678,871
See “Notes”

WSFS Bank Center	WSFS Bank Place	16
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Performance Ratios:
Return on average assets (a)	1.28%	1.25%	1.27%
Return on average equity (a)	10.68	11.12	11.20
Return on average tangible common equity (a)(o)	18.76	20.83	21.19
Net interest margin (a)(b)	3.84	3.99	4.25
Efficiency ratio (c)	59.28	55.56	54.02
Noninterest income as a percentage of total net revenue (b)	30.16	32.81	25.63
See “Notes”

WSFS Bank Center	WSFS Bank Place	17
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Assets:
Cash and due from banks	$787,729	$629,310	$686,788
Cash in non-owned ATMs	186,522	458,889	409,265
Investment securities, available-for-sale	3,734,229	3,846,537	4,086,459
Investment securities, held-to-maturity	1,049,807	1,058,557	1,094,799
Other investments	35,397	37,533	73,906
Net loans and leases (e)(f)(l)	12,816,986	12,612,470	12,016,579
Bank owned life insurance	42,708	42,762	100,907
Goodwill and intangibles	1,000,344	1,004,560	1,008,250
Other assets	925,526	904,054	842,337
Total assets	$20,579,248	$20,594,672	$20,319,290
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$4,652,875	$4,917,297	$5,299,094
Interest-bearing deposits	11,534,329	11,505,113	10,581,285
Total customer deposits	16,187,204	16,422,410	15,880,379
Brokered deposits	—	51,676	309,309
Total deposits	16,187,204	16,474,086	16,189,688
Federal Home Loan Bank advances	—	—	800,000
Other borrowings	1,124,958	895,076	338,206
Other liabilities	801,464	755,695	688,052
Total liabilities	18,113,626	18,124,857	18,015,946
Stockholders’ equity of WSFS	2,473,481	2,477,636	2,306,362
Noncontrolling interest	(7,859)	(7,821)	(3,018)
Total stockholders' equity	2,465,622	2,469,815	2,303,344
Total liabilities and stockholders' equity	$20,579,248	$20,594,672	$20,319,290
Capital Ratios:
Equity to asset ratio	12.02%	12.03%	11.35%
Tangible common equity to tangible asset ratio (o)	7.52	7.52	6.72
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	14.00	13.72	13.39
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	11.14	10.92	10.57
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	14.00	13.72	13.39
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	15.25	14.96	14.56
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans (t)	$65,948	$74,185	$32,017
Assets acquired through foreclosure	1,210	1,569	1,131
Total nonperforming assets	$67,158	$75,754	$33,148
Past due loans (h)	$11,362	$11,584	$13,565
Troubled loans	119,243	95,268	18,061
Allowance for credit losses	192,637	186,134	169,171
Ratio of nonperforming assets to total assets	0.33%	0.37%	0.16%
Ratio of allowance for credit losses to total loans and leases (q)	1.48	1.46	1.39
Ratio of allowance for credit losses to nonaccruing loans	292	251	528
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.27	0.46	0.40
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.27	0.44	0.40
See “Notes”

WSFS Bank Center	WSFS Bank Place	18
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$5,047,482	$88,530	7.06%	$5,049,932	$89,474	7.04%	$4,954,622	$80,744	6.63%
Commercial real estate loans (s)	4,887,483	86,724	7.14	4,757,766	85,717	7.15	4,425,354	71,828	6.58
Residential mortgage	874,703	10,579	4.84	865,631	10,176	4.70	769,581	8,628	4.48
Consumer loans	2,041,390	38,228	7.53	1,992,434	38,495	7.67	1,849,398	31,535	6.92
Loans held for sale	34,907	642	7.40	46,227	898	7.71	43,527	989	9.21
Total loans and leases	12,885,965	224,703	7.02	12,711,990	224,760	7.02	12,042,482	193,724	6.53
Mortgage-backed securities (d)	4,476,032	25,897	2.31	4,376,102	26,245	2.40	4,823,507	27,526	2.28
Investment securities (d)	365,375	2,184	2.65	356,495	2,184	2.72	376,760	2,237	2.86
Other interest-earning assets	643,749	8,838	5.52	291,626	4,042	5.50	240,943	2,896	4.87
Total interest-earning assets	$18,371,121	$261,622	5.74%	$17,736,213	$257,231	5.76%	$17,483,692	$226,383	5.27%
Allowance for credit losses	(188,762)			(179,030)			(153,181)
Cash and due from banks	273,286			263,724			230,193
Cash in non-owned ATMs	243,941			396,589			421,057
Bank owned life insurance	42,791			91,769			101,612
Other noninterest-earning assets	1,953,037			2,009,939			1,919,065
Total assets	$20,695,414			$20,319,204			$20,002,438
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,834,273	$7,366	1.05%	$2,941,311	$7,966	1.07%	$3,142,930	$5,024	0.65%
Savings	1,588,224	1,580	0.40	1,646,314	1,614	0.39	2,065,212	1,256	0.25
Money market	5,186,402	45,433	3.52	4,760,003	40,373	3.37	3,861,590	19,258	2.02
Customer time deposits	1,835,424	18,238	4.00	1,763,678	15,766	3.55	1,276,204	5,993	1.90
Total interest-bearing customer deposits	11,444,323	72,617	2.55	11,111,306	65,719	2.35	10,345,936	31,531	1.24
Brokered deposits	18,410	178	3.89	119,843	1,600	5.30	346,355	3,661	4.29
Total interest-bearing deposits	11,462,733	72,795	2.55	11,231,149	67,319	2.38	10,692,291	35,192	1.33
Federal Home Loan Bank advances	21,429	308	5.78	14,620	213	5.78	267,367	3,371	5.11
Trust preferred borrowings	90,655	1,756	7.79	90,606	1,782	7.80	90,459	1,555	6.97
Senior and subordinated debt	218,420	2,449	4.48	218,362	2,455	4.50	233,189	2,573	4.41
Other borrowed funds	781,854	9,036	4.65	635,512	7,335	4.58	131,221	1,160	3.59
Total interest-bearing liabilities	$12,575,091	$86,344	2.76%	$12,190,249	$79,104	2.57%	$11,414,527	$43,851	1.56%
Noninterest-bearing demand deposits	4,828,865			4,965,356			5,560,252
Other noninterest-bearing liabilities	822,834			889,962			770,565
Stockholders’ equity of WSFS	2,476,453			2,281,076			2,260,262
Noncontrolling interest	(7,829)			(7,439)			(3,168)
Total liabilities and equity	$20,695,414			$20,319,204			$20,002,438
Excess of interest-earning assets over interest-bearing liabilities	$5,796,030			$5,545,964			$6,069,165
Net interest and dividend income		$175,278			$178,127			$182,532
Interest rate spread			2.98%			3.19%			3.71%
Net interest margin			3.84%			3.99%			4.25%
See “Notes”

WSFS Bank Center	WSFS Bank Place	19
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2024	December 31, 2023	March 31, 2023
Market price of common stock:
High	$47.71	$47.97	$51.77
Low	40.20	33.12	34.83
Close	45.14	45.93	37.61
Book value per share of common stock	41.17	40.93	37.57
Tangible common book value (TBV) per share of common stock (o)	24.52	24.33	21.15
Number of shares of common stock outstanding (000s)	60,084	60,538	61,387
Other Financial Data:
One-year repricing gap to total assets (k)	0.19%	(0.14)%	3.34%
Weighted average duration of the MBS portfolio	5.8 years	5.8 years	6.0 years
Unrealized losses on securities available for sale, net of taxes	$(539,939)	$(499,932)	$(510,522)
Number of Associates (FTEs) (m)	2,241	2,229	2,177
Number of offices (branches, LPO’s, operations centers, etc.)	114	114	119
Number of WSFS owned and branded ATMs	583	590	691
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans and commercial small business leases.
(q)Represents amortized cost basis for loans and leases.
(r)Includes provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.
(t)Includes nonaccruing troubled loans.

WSFS Bank Center	WSFS Bank Place	20
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net interest income (GAAP)	$175,278	$178,127	$182,532
Core net interest income (non-GAAP)	175,278	178,127	182,532
Noninterest income (GAAP)	75,857	87,205	63,127
Less/(plus): Unrealized gain (loss) on equity investments, net	—	338	(4)
Less: Realized gain on sale of equity investment, net	—	9,493	—
Plus: Visa derivative valuation adjustment	(605)	(605)	(553)
Core fee revenue (non-GAAP)	$76,462	$77,979	$63,684
Core net revenue (non-GAAP)	$251,740	$256,106	$246,216
Core net revenue (non-GAAP)(tax-equivalent)	$252,084	$256,523	$246,859
Noninterest expense (GAAP)	$149,072	$147,646	$133,045
Less: FDIC special assessment	1,263	5,052	—
Less: Corporate development expense	208	282	740
Less/(plus): Restructuring expense	—	557	(761)
Less: Contribution to WSFS CARES Foundation	—	2,000	—
Core noninterest expense (non-GAAP)	$147,601	$139,755	$133,066
Core efficiency ratio (non-GAAP)	58.6%	54.5%	53.9%
Core fee revenue ratio (non-GAAP) (b)	30.3%	30.4%	25.8%

	End of period
	March 31, 2024	December 31, 2023	March 31, 2023
Total assets (GAAP)	$20,579,248	$20,594,672	$20,319,290
Less: Goodwill and other intangible assets	1,000,344	1,004,560	1,008,250
Total tangible assets (non-GAAP)	$19,578,904	$19,590,112	$19,311,040
Total stockholders’ equity of WSFS (GAAP)	$2,473,481	$2,477,636	$2,306,362
Less: Goodwill and other intangible assets	1,000,344	1,004,560	1,008,250
Total tangible common equity (non-GAAP)	$1,473,137	$1,473,076	$1,298,112

Tangible common book value (TBV) per share:
Book value per share (GAAP)	$41.17	$40.93	$37.57
Tangible common book value per share (non-GAAP)	24.52	24.33	21.15
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.02%	12.03%	11.35%
Tangible common equity to tangible assets ratio (non-GAAP)	7.52	7.52	6.72

WSFS Bank Center	WSFS Bank Place	21
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
GAAP net income attributable to WSFS	$65,761	$63,908	$62,404
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	2,076	(1,335)	536
Plus: Tax adjustments: BOLI surrender	—	7,056	—
(Plus)/less: Tax impact of pre-tax adjustments	(507)	65	(134)
Adjusted net income (non-GAAP) attributable to WSFS	$67,330	$69,694	$62,806

GAAP return on average assets (ROA)	1.28%	1.25%	1.27%
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	0.04	(0.03)	0.01
Plus: Tax adjustments: BOLI surrender	—	0.14	—
(Plus)/less: Tax impact of pre-tax adjustments	(0.01)	—	(0.01)
Core ROA (non-GAAP)	1.31%	1.36%	1.27%

Earnings per share (diluted) (GAAP)	$1.09	$1.05	$1.01
Plus/(less): Pre-tax adjustments: Realized/unrealized gain (loss) on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	0.03	(0.02)	0.01
Plus: Tax adjustments: BOLI surrender	—	0.12	—
(Plus)/less: Tax impact of pre-tax adjustments	(0.01)	—	—
Core earnings per share (non-GAAP)	$1.11	$1.15	$1.02

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$65,761	$63,908	$62,404
Plus: Tax effected amortization of intangible assets	2,973	2,976	2,880
Net tangible income (non-GAAP)	$68,734	$66,884	$65,284
Average stockholders’ equity of WSFS	$2,476,453	$2,281,076	$2,260,262
Less: Average goodwill and intangible assets	1,003,167	1,007,136	1,010,645
Net average tangible common equity	$1,473,286	$1,273,940	$1,249,617
Return on average tangible common equity (non-GAAP)	18.76%	20.83%	21.19%

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Calculation of PPNR:
Net income (GAAP)	$65,723	$63,505	$62,662
Plus: Income tax provision	21,202	29,365	20,941
Plus: Provision for credit losses	15,138	24,816	29,011
PPNR (non-GAAP)	$102,063	$117,686	$112,614